Exhibit 95.1

Federal Mine Safety and Health Act Information

We work to prevent accidents and occupational illnesses. We have in place health and safety programs that include extensive employee training, safety incentives, drug and alcohol testing and safety audits. The objectives of our health and safety programs are to provide a safe work environment, provide employees with proper training and equipment and implement safety and health rules, policies and programs that foster safety excellence.

Our mining operations are subject to extensive and stringent compliance standards established pursuant to the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). Mine Safety and Health Administration (“MSHA”) monitors and rigorously enforces compliance with these standards, and our mining operations are inspected frequently. Citations and orders are issued by MSHA under Section 104 of the Mine Act for violations of the Mine Act or any mandatory health or safety standard, rule, order or regulation promulgated under the Mine Act.

Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Item 104 of Regulation S-K requires issuers to include in periodic reports filed with the U.S. Securities and Exchange Commission certain information relating to citations or orders for violations of standards under the Mine Act. We present information below regarding certain mining safety and health violations, orders and citations, issued by MSHA and related assessments and legal actions and mine-related fatalities with respect to our coal mining operations. In evaluating this information, consideration should be given to factors such as: (i) the number of violations, orders and citations will vary depending on the size of the coal mine, (ii) the number of violations, orders and citations issued will vary from inspector to inspector and mine to mine, and (iii) violations, orders and citations can be contested and appealed, and in that process, are often reduced in severity and amount, and are sometimes dismissed.

The following tables include information required by the Dodd-Frank Act and Item 404 of Regulation S-K for the current year. The mine data retrieval system maintained by MSHA may show information that is different than what is provided herein. Any such difference may be attributed to the need to update that information on MSHA’s system and/or other factors. The tables below do not include any orders or citations issued to independent contractors at our mines.

Mine or Operating Name / MSHA Identification Number	Section 104(a) S&S Citations(1)	Section 104(b) Orders(2)	Section 104(d) Citations and Orders(3)	Section 110(b)(2) Violations(4)	Section 107(a) Orders(5)	Total Dollar Value of MSHA Assessments Proposed (in thousands)(6)
Active Operations
Eagle Seam Deep Mine - 46-09495	16	0	3	0	0	$133.7
Coal Creek Prep Plant (VA) - 44-05236	1	0	0	0	0	$1.0
Elk Creek Prep Plant - 46-02444	5	1	0	0	0	$4.1
Stonecoal Branch Mine No. 2 - 46-08663	31	0	0	0	0	$136.2
Ram Surface Mine No. 1 - 46-09537	4	0	0	0	0	$5.4
Highwall Miner No. 1 - 46-09219	0	0	0	0	0	$0.4
Berwind Deep Mine - 46-09533	27	0	4	0	1	$92.0
No. 2 Gas Deep Mine - 46-09541	12	0	0	0	0	$33.9
Triad No. 2 - 46-09628	6	0	0	0	0	$2.5
Triad Poca 4 Seam Deep Mine - 46-09591	17	0	0	0	0	$80.3
Big Creek Surface Mine - 44-07162	1	0	0	0	0	$0.3
Laurel Fork - 46-09084	14	0	0	0	0	$12.6
Jawbone Mine No. 1 - 44-07369	10	0	0	0	1	$4.7
Berwind Prep Plant - 46-05449	0	0	0	0	0	$1.3
Michael Powellton Deep Mine – 46-09602	31	0	2	0	0	$27.2
Crucible Deep Mine - 46-09614	12	0	0	0	0	$9.9

Triple S – HWM No. 3	0	0	0	0	0	$0.0

Mine or Operating Name / MSHA Identification Number	Total Number of Mining Related Fatalities	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)(7)	Legal Actions Pending as of Last Day of Period	Legal Actions Initiated During Period	Legal Actions Resolved During Period
Active Operations
Eagle Seam Deep Mine - 46-09495	0	No	14	33	43
Coal Creek Prep Plant (VA) - 44-05236	0	No	0	0	0
Elk Creek Prep Plant - 46-02444	0	No	0	0	0
Stonecoal Branch Mine No. 2 - 46-08663	0	No	9	24	38
Ram Surface Mine No. 1 - 46-09537	0	No	0	0	3
Highwall Miner No. 1 - 46-09219	0	No	0	0	0
Berwind Deep Mine - 46-09533	1	No	0	9	11
No. 2 Gas - 46-09541	0	No	0	2	8
Triad No. 2 - 46-09628	0	No	0	0	0
Triad Poca 4 Seam Deep Mine - 46-09591	0	No	0	4	12
Big Creek Surface Mine - 44-07162	0	No	0	0	0
Laurel Fork - 46-09084	0	No	0	0	0
Jawbone Mine No. 1 - 44-07369	0	No	0	0	0
Berwind Prep Plant – 46-05449	0	No	0	0	0
Michael Powellton Deep Mine - 46-09602	0	No	6	6	0
Crucible Deep Mine – 46-09614	0	No	0	0	0
Triple S – HWM No. 3	0	No	0	0	0

The number of legal actions pending before the Federal Mine Safety and Health Review Commission as of December 31, 2022, that fall into each of the following categories is as follows:

Mine or Operating Name / MSHA Identification Number	Contests of Citations and Orders	Contests of Proposed Penalties	Complaints for Compensation	Complaints of Discharge / Discrimination / Interference	Applications for Temporary Relief	Appeals of Judge’s Ruling
Active Operations
Eagle Seam Deep Mine - 46-09495	14	0	0	0	0	0
Coal Creek Prep Plant (VA) - 44-05236	0	0	0	0	0	0
Elk Creek Prep Plant - 46-02444	0	0	0	0	0	0
Stonecoal Branch Mine No. 2 - 46-08663	9	0	0	0	0	0
Ram Surface Mine No. 1 - 46-09537	0	0	0	0	0	0
Highwall Miner No. 1 - 46-09219	0	0	0	0	0	0
Berwind Deep Mine - 46-09533	0	0	0	0	0	0
No. 2 Gas - 46-09541	0	0	0	0	0	0
Triad No. 2 - 46-09628	0	0	0	0	0	0
Triad Poca 4 Seam Deep Mine - 46-09591	0	0	0	0	0	0
Big Creek Surface - 44-07162	0	0	0	0	0	0
Laurel Fork - 46-09084	0	0	0	0	0	0
Jawbone Mine No. 1 - 44-07369	0	0	0	0	0	0
Berwind Prep Plant – 46-05449	0	0	0	0	0	0
Michael Powellton Deep Mine - 46-09602	6	0	0	0	0	0
Crucible Deep Mine – 46-09614	0	0	0	0	0	0
Triple S – HWM No. 3	0	0	0	0	0	0

(1)	Mine Act Section 104(a) significant and substantial (“S&S”) citations shown above are for alleged violations of mandatory health or safety standards that could significantly and substantially contribute to a coal mine health and safety hazard. It should be noted that, for purposes of this table, S&S citations that are included in another column, such as Section 104(d) citations, are not also included as Section 104(a) S&S citations in this column.

(2)	Mine Act Section 104(b) orders are for alleged failures to totally abate a citation within the time period specified in the citation.

(3)	Mine Act Section 104(d) citations and orders are for an alleged unwarrantable failure (i.e., aggravated conduct constituting more than ordinary negligence) to comply with mandatory health or safety standards.

(4)	Mine Act Section 110(b)(2) violations are for an alleged “flagrant” failure (i.e., reckless or repeated) to make reasonable efforts to eliminate a known violation of a mandatory safety or health standard that substantially and proximately caused, or reasonably could have been expected to cause, death or serious bodily injury.

(5)	Mine Act Section 107(a) orders are for alleged conditions or practices which could reasonably be expected to cause death or serious physical harm before such condition or practice can be abated and result in orders of immediate withdrawal from the area of the mine affected by the condition.

(6)	Amounts shown include assessments proposed by MSHA on all citations and orders, including those citations and orders that are not required to be included within the above chart.

(7)	Mine Act Section 104(e) written notices are for an alleged pattern of violations of mandatory health or safety standards that could significantly and substantially contribute to a coal mine safety or health hazard.